Exhibit 99.5

NEXSTAR BROADCASTING GROUP, INC.

ITEM 1.	Financial Statements

NEXSTAR BROADCASTING GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	September 30, 2008	December 31, 2007
	(Unaudited)	( Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,648	$16,226
Accounts receivable, net of allowance for doubtful accounts of $908 and $1,208, respectively	55,740	55,346
Current portion of broadcast rights	18,090	13,885
Taxes receivable	—	351
Prepaid expenses and other current assets	1,993	2,482
Deferred tax asset	15	15

Total current assets	87,486	88,305
Property and equipment, net	128,439	111,612
Broadcast rights	9,724	7,674
Goodwill	126,646	151,686
FCC licenses	146,788	163,795
Other intangible assets, net	160,030	178,611
Other noncurrent assets	5,496	6,399
Deferred tax asset	609	620

Total assets	$665,218	$708,702

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of debt	$3,485	$50,391
Current portion of broadcast rights payable	18,413	13,943
Accounts payable	11,968	8,334
Accrued expenses	13,403	13,563
Taxes payable	366	478
Interest payable	7,527	6,499
Deferred revenue	8,284	6,569
Other liabilities	1,061	—

Total current liabilities	64,507	99,777
Debt	662,757	630,785
Broadcast rights payable	11,631	9,569
Deferred tax liabilities	44,439	44,555

Deferred revenue	1,930	2,096
Deferred gain on sale of assets	5,040	5,368
Deferred representation fee incentive	6,092	—
Other liabilities	13,125	5,942

Total liabilities	809,521	798,092

Commitments and contingencies

Stockholders’ deficit:
Preferred stock - $0.01 par value, authorized 200,000 shares; no shares issued and outstanding at both September 30, 2008 and December 31, 2007	—	—
Common stock:
Class A Common - $0.01 par value, authorized 100,000,000 shares; issued and outstanding 15,013,839 and 15,005,839 at September 30, 2008 and December 31, 2007, respectively	150	150
Class B Common - $0.01 par value, authorized 20,000,000 shares; issued and outstanding 13,411,588 at both September 30, 2008 and December 31, 2007	134	134
Class C Common - $0.01 par value, authorized 5,000,000 shares; issued and outstanding no shares at September 30, 2008 and December 31, 2007, respectively	—	—
Additional paid-in capital	398,159	396,293
Accumulated deficit	(542,746)	(485,967)

Total stockholders’ deficit	(144,303)	(89,390)

Total liabilities and stockholders’ deficit	$665,218	$708,702

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenue	$70,275	$64,463	$204,605	$195,246

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	19,410	18,202	58,189	54,909
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	22,915	21,569	65,639	63,654
Non-cash contract termination fees	—	—	7,167	—
Impairment of goodwill and intangible assets	48,537	—	48,537	—
Amortization of broadcast rights	5,252	5,526	15,393	16,174
Amortization of intangible assets	6,345	6,377	19,100	19,309
Depreciation	5,229	5,011	15,650	15,023
Gain on asset exchange	(487)	(500)	(4,079)	(1,535)
Gain on asset disposal, net	(127)	(47)	(297)	(137)

Total operating expenses	107,074	56,138	225,299	167,397

Income (loss) from operations	(36,799)	8,325	(20,694)	27,849
Interest expense, including amortization of debt financing costs and debt discounts	(11,606)	(13,787)	(36,401)	(41,278)
Interest and other income	74	125	626	386

Loss before income taxes	(48,331)	(5,337)	(56,469)	(13,043)
Income tax benefit (expense)	3,003	(1,507)	(310)	(4,125)

Net loss	$(45,328)	$(6,844)	$(56,779)	$(17,168)

Net loss per common share:
Basic and diluted	$(1.59)	$(0.24)	$(2.00)	$(0.60)
Weighted average number of common shares outstanding:
Basic and diluted	28,425	28,402	28,422	28,399

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Nine Months Ended September 30, 2008

(in thousands, except share information)

	Common Stock						Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B		Class C
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2008	15,005,839	$150	13,411,588	$134	—	$—	$396,293	$(485,967)	$(89,390)
Stock-based compensation expense	—	—	—	—	—	—	1,828	—	1,828
Issuance of common shares related to exercise of stock options	8,000	—	—	—	—	—	38	—	38
Net loss	—	—	—	—	—	—	—	(56,779)	(56,779)

Balance at September 30, 2008 (unaudited)	15,013,839	$150	13,411,588	$134	—	$—	$398,159	$(542,746)	$(144,303)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net loss	$(56,779)	$(17,168)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(105)	3,834
Provision for bad debts	410	790
Depreciation of property and equipment	15,650	15,023
Amortization of intangible assets	19,100	19,309
Amortization of debt financing costs	804	803
Amortization of broadcast rights, excluding barter	6,701	6,822
Amortization of deferred representation fee incentive	(358)	—
Payments for broadcast rights	(6,128)	(6,314)
Payment-in-kind interest on debt	1,050	—
Gain on asset exchange	(4,079)	(1,535)
Gain on asset disposal, net	(297)	(137)
Deferred gain recognition	(328)	(327)
Amortization of debt discount	3,810	9,957
Impairment of goodwill and intangible assets	48,537	—
Stock-based compensation expense	1,828	1,426
Non-cash contract termination fee	7,167	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	277	(5,641)
Prepaid expenses and other current assets	501	(138)
Taxes receivable	351	240
Other noncurrent assets	(727)	(463)
Accounts payable and accrued expenses	532	(3,996)
Taxes payable	(112)	—
Interest payable	1,028	(3,517)
Deferred revenue	1,549	535
Other noncurrent liabilities	344	485

Net cash provided by operating activities	40,726	19,988

Cash flows from investing activities:
Additions to property and equipment	(18,119)	(13,636)
Acquisition of broadcast properties and related transaction costs	(7,923)	(387)
Proceeds from insurance on casualty loss	494	—
Proceeds from sale of assets	—	323

Net cash used for investing activities	(25,548)	(13,700)

Cash flows from financing activities:
Repayment of long-term debt	(104,794)	(11,614)
Proceeds from long-term debt	50,000	—
Proceeds from senior subordinated PIK notes	35,000	—
Proceeds from issuance of common shares related to exercise of stock options	38	56

Net cash used for financing activities	(19,756)	(11,558)

Net decrease in cash and cash equivalents	(4,578)	(5,270)
Cash and cash equivalents at beginning of period	16,226	11,179

Cash and cash equivalents at end of period	$11,648	$5,909

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$29,440	$34,038

Income taxes, net	$178	$51

Non-cash investing activities:
Capitalization of software	$4,976	$—

Acquisition of equipment	$1,975	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXSTAR BROADCASTING GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations

As of September 30, 2008, Nexstar Broadcasting Group, Inc. (“Nexstar”) owned, operated, programmed or provided sales and other services to 50 television stations, all of which were affiliated with the NBC, ABC, CBS, Fox, MyNetworkTV or The CW television networks, in markets located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas, Louisiana, Arkansas, Alabama, Montana and Maryland. Through various local service agreements, Nexstar provided sales, programming and other services to stations owned and/or operated by independent third parties. Nexstar operates in one reportable television broadcasting segment. The economic characteristics, services, production process, customer type and distribution methods for Nexstar’s operations are substantially similar and are therefore aggregated as a single reportable segment.

Nexstar is highly leveraged, which makes it vulnerable to changes in general economic conditions. Nexstar’s ability to repay or refinance its debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond Nexstar’s control.

Disruptions in the capital and credit markets, as have been experienced during 2008, could adversely affect our ability to draw on our bank revolving credit facilities. Our access to funds under the revolving credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Liquidity and Management’s Plans

Based on the Company’s current estimated operating results for the quarter ended December 31, 2008 and the quarterly periods during 2009, the Company believes the amount of its senior indebtedness and total indebtedness in relation to its broadcast cash flow may exceed the senior leverage and total leverage ratios allowed under the Company’s amended and restated senior secured credit facility agreement (the “Nexstar Facility”). If the Company’s broadcast cash flows do not increase, or if management does not execute certain station management agreements, or if the Company does not adjust planned spending including a mandated Company furlough, which Management is currently evaluating, the Company may need to undertake additional initiatives to maintain compliance with the senior leverage and total leverage ratios under the Nexstar Facility. These additional initiatives include a current plan to consummate an exchange offer to replace a portion of the Company’s 7% Senior Subordinated Notes due 2014 (the “2014 Notes”), which pay cash interest through their maturity date, with new notes, which will not pay cash interest until after January 15, 2011. The exchange offer is expected to close during the first quarter of 2009. The Company has also already eliminated its corporate bonuses for 2008 and 2009 as well as consolidated certain management functions as part of its efforts to meet the senior leverage and total leverage ratios.

The Company believes the consummation of the exchange offer with the necessary acceptance rate combined with the execution of all of the other management actions described above will allow the Company to maintain compliance with the senior leverage and total leverage ratios contained in the Nexstar Facility for a period of at least the next twelve months from December 31, 2008. However, no assurances can be given that the exchange offer will be consummated with the necessary acceptance rate or that the other management actions described above will be successful in increasing broadcast cash flows. If the foregoing does not occur, the Company would need to obtain waivers or amendments under the Nexstar Facility and no assurances can be given that the Company will be able to obtain these waivers or amendments. If the Company is unable to obtain these waivers or amendments if and when necessary, the Company would be in default under the Nexstar Facility, which would (1) preclude the Company from accessing any available borrowings under its revolving facility, (2) entitle the lenders thereunder to exercise their remedies, which includes the right to accelerate the debt outstanding under the Nexstar Facility, (3) trigger a similar event of default under Mission Broadcasting, Inc.’s amended and restated senior secured credit facility, and (4) trigger the cross-acceleration provisions under the 2014 Notes, the 11.375% Senior Discount Notes due 2013 (the “2013 Notes”) and any additional debt securities issued in exchange for existing debt securities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Interim Financial Statements

The condensed consolidated financial statements as of September 30, 2008 and for the three months and nine months ended September 30, 2008 and 2007 are unaudited. However, in the opinion of management, such financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary for the fair statement of the financial information included herein in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in Nexstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Nexstar and its subsidiaries. Also included in the financial statements are the accounts of independently-owned Mission Broadcasting, Inc. (“Mission”) (Nexstar and Mission are collectively referred to as the “Company”) and may include certain other entities where it is determined that the Company is the primary beneficiary of a variable interest entity (“VIE”) in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised 2003), “Consolidation of Variable Interest Entities, an interpretation on Accounting Research Bulletin No. 51” (“FIN No. 46R”).

All intercompany account balances and transactions have been eliminated in consolidation.

Mission

        Mission is included in these condensed consolidated financial statements because Nexstar is deemed to have a controlling financial interest in Mission for financial reporting purposes in accordance with FIN No. 46R as a result of (a) local service agreements Nexstar has with the Mission stations, (b) Nexstar’s guarantee of the obligations incurred under Mission’s senior credit facility and (c) purchase options (which expire on various dates between 2008 and 2014) granted by Mission’s sole shareholder which will permit Nexstar to acquire the assets and assume the liabilities of each Mission station, subject to Federal Communications Commission (“FCC”) consent. The Company expects these option agreements to be renewed upon expiration. As of September 30, 2008, the assets of Mission consisted of current assets of $1.9 million (excluding broadcast rights), broadcast rights of $6.6 million, FCC licenses of $26.7 million, goodwill of $19.8 million, other intangible assets of $32.4 million, property and equipment of $27.7 million and other noncurrent assets of $0.5 million. Substantially all of Mission’s assets, except for its FCC licenses, collateralize its secured debt obligation. See Note 17 for a presentation of condensed consolidating financial information of the Company, which includes the accounts of Mission.

Nexstar has entered into local service agreements with Mission to provide sales and/or operating services to the Mission stations. The following table summarizes the various local service agreements Nexstar had in effect with Mission as of September 30, 2008:

Service Agreements	Mission Stations
TBA Only(1)	WFXP and KHMT

SSA & JSA (2)	KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, KRBC, KSAN, WUTR, WFXW, WYOU, KODE, WTVO and KTVE

(1)

Nexstar has a time brokerage agreement (“TBA”) with each of these stations which allows Nexstar to program most of each station’s broadcast time, sell each station’s advertising time and retain the advertising revenue generated in exchange for monthly payments to Mission.

(2)

Nexstar has both a shared services agreement (“SSA”) and a joint sales agreement (“JSA”) with each of these stations. The SSA allows the Nexstar station in the market to provide services including news production, technical maintenance and security, in exchange for Nexstar’s right to receive certain payments from Mission as described in the SSAs. The JSA permits Nexstar to sell and retain a percentage of the net revenue from the station’s advertising time in return for monthly payments to Mission of the remaining percentage of net revenue as described in the JSAs.

Nexstar does not own Mission or Mission’s television stations; however, Nexstar is deemed to have a controlling financial interest in them under U.S. GAAP while complying with the FCC’s rules regarding ownership limits in television markets. In order for both Nexstar and Mission to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations.

Variable Interest Entities

The Company may determine that a station is a VIE as a result of local service agreements entered into with the owner-operator of stations in markets in which the Company owns and operates a station. Local service agreement is a general term used to refer to a contract between two separately owned television stations serving the same market, whereby the owner-operator of one station contracts with the owner-operator of the other station to provide it with administrative, sales and other services required for the operation of its station. Nevertheless, the owner-operator of each station retains control and responsibility for the operation of its station, including ultimate responsibility over all programming broadcast on its station.

VIEs in connection with local service agreements entered into with stations in markets in which the Company owns and operates a station are discussed below.

Nexstar has determined that it has variable interests in WYZZ, the Fox affiliate in Peoria, Illinois and WUHF, the Fox affiliate in Rochester, New York, each owned by a subsidiary of Sinclair Broadcast Group, Inc. (“Sinclair”), as a result of outsourcing agreements it has entered into with Sinclair. Nexstar also has determined that it had a variable interest in KTVE, the NBC affiliate in El Dorado, Arkansas, during the time it was owned by Piedmont Television of Monroe/El Dorado, LLC (“Piedmont”), as a result of a JSA and SSA entered into with Piedmont. Nexstar’s JSA and SSA with Piedmont terminated upon Mission’s acquisition of KTVE on January 16, 2008. Nexstar also has determined that it has a variable interest in WHP, the CBS affiliate in Harrisburg, Pennsylvania, which is owned by Newport Television License, LLC (“Newport Television”) , as a result of Nexstar becoming successor-in-interest to a TBA entered into by a former owner of WLYH. Nexstar has evaluated its arrangements with Sinclair and Newport Television and has determined that it is not the primary beneficiary of the variable interests, and therefore, has not consolidated these stations under FIN No. 46R. Nexstar made payments to Sinclair under the outsourcing agreements of $0.8 million and $0.7 million for the three months ended September 30, 2008 and 2007, respectively and $2.5 million and $2.3 million for each of the nine months then ended. Nexstar received payments from Piedmont under the JSA of $0.3 and $0.9 million for the three months and nine months ended September 30, 2007. Nexstar received payments from the owners of WLYH (Clear Channel TV, Inc. in 2007 and Newport Television in 2008) under the TBA of $13 thousand for both of the three months ended September 30, 2008 and 2007 and $38 thousand for both of the nine months then ended.

Under the outsourcing agreements with Sinclair, Nexstar pays for certain operating expenses of WYZZ and WUHF, and therefore may have unlimited exposure to any potential operating losses. Nexstar’s management believes that Nexstar’s minimum exposure to loss under the Sinclair outsourcing agreements consist of the fees paid to Sinclair. Additionally, Nexstar indemnifies the owners of WHP, WYZZ and WUHF from and against all liability and claims arising out of or resulting from its activities, acts or omissions in connection with the agreements. The maximum potential amount of future payments Nexstar could be required to make for such indemnification is undeterminable at this time.

Stock-Based Compensation

The Company accounts for Nexstar’s stock-based employee compensation plans in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which requires companies to expense the fair value of employee stock options and other forms of stock-based employee compensation in the financial statements over the period that an employee provides service in exchange for the award. Under SFAS No. 123(R), the Company measures compensation cost related to stock options based on the grant-date fair value of the award using the Black-Scholes option-pricing model and recognizes it ratably, less estimated forfeitures, over the vesting term of the award.

The Company recognized stock-based compensation expense of $0.5 million for both of the three months ended September 30, 2008 and 2007, respectively and $1.8 million and $1.4 million for the nine months then ended, which was included in selling, general and administrative expenses in the Company’s condensed consolidated statements of operations. The Company does not currently recognize a tax benefit resulting from compensation costs expensed in the financial statements because the Company provides a valuation allowance against the deferred tax asset resulting from this type of temporary difference since it expects that it will not have sufficient future taxable income to realize such benefit. Accordingly, SFAS No. 123(R) has had no impact on income tax expense reported in the financial statements.

At September 30, 2008, there was approximately $5.0 million of total unrecognized compensation cost, net of estimated forfeitures, related to stock options that is expected to be recognized over a weighted-average period of 1.6 years. The total intrinsic value and cash received for stock options exercised during the nine months ended September 30, 2008 was $8 thousand and $38 thousand, respectively.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period using the treasury stock method. Potential common shares consist of stock options and the unvested portion of restricted stock granted to employees. For the three months and nine months ended September 30, 2008 and 2007 there was no difference between basic and diluted net income (loss) per share since the effect of potential common shares were anti-dilutive, and therefore excluded from the computation of diluted net income (loss) per share.

The following table summarizes information about anti-dilutive potential common shares (not presented in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(weighted-average shares outstanding)		(weighted-average shares outstanding)
Stock options excluded as the exercise price of the options was greater than the average market price of the common stock	3,795,911	1,073,000	2,324,893	1,077,762

In-the-money stock options excluded due to anti-dilutive effects	23,111	2,503,000	1,735,033	2,511,989

Unvested restricted stock	—	—	—	201

Nonmonetary Asset Exchanges

In connection with a spectrum allocation exchange ordered by the FCC within the 1.9 GHz band, Sprint Nextel Corporation (“Nextel”) is required to replace certain existing analog equipment with comparable digital equipment. The Company has agreed to accept the substitute equipment that Nextel will provide and in turn must relinquish its existing equipment to Nextel. Neither party will have any continuing involvement in the equipment transferred following the exchange. We account for this arrangement as an exchange of assets in accordance with Accounting Principles Board No. 29, “Accounting for Nonmonetary Transactions”, as amended by SFAS No. 153, “Exchanges of Nonmonetary Assets”. The equipment the Company receives under this arrangement is recorded at their estimated fair market value and depreciated over estimated useful lives ranging from 5 to 15 years. Management’s determination of the fair market value is derived from the most recent prices paid to manufacturers and vendors for the specific equipment acquired. As equipment is exchanged, the Company records a gain to the extent that the fair market value of the equipment received exceeds the carrying amount of the equipment relinquished.

Recent Accounting Pronouncements

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB No. 115” (“SFAS No. 159”), which provides a fair value measurement option for eligible financial assets and liabilities. Under SFAS No. 159, an entity is permitted to elect to apply fair value accounting to a single eligible item, subject to certain exceptions, without electing it for other identical items. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be included in earnings. The fair value option established by this Statement is irrevocable, unless a new election date occurs. This standard reduces the complexity in accounting for financial instruments and mitigates volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007 which for the Company is January 1, 2008. The Company has adopted the provisions of this Statement in the first quarter of 2008. Management determined that the adoption of SFAS No. 159 had no effect on its consolidated financial position or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS No. 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. Early adoption is not permitted. Management is currently evaluating the impact the adoption of SFAS No. 141R will have on the Company’s consolidated financial statements, but does not presently anticipate it will have a material impact on its consolidated financial position or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS No. 160”), which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact the adoption of SFAS No. 160 will have on the Company’s consolidated financial statements, but does not presently anticipate it will have a material effect on its consolidated financial position or results of operations.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This Position is effective for fiscal years beginning after December 15, 2008 and only applies prospectively to intangible assets acquired after the effective date. Early adoption is not permitted. Management is currently evaluating the impact that this statement will have on our consolidated financial position or results of operations.

3. Fair Value Measurements

The Company adopted SFAS No. 157 effective January 1, 2008 for financial assets and financial liabilities measured on a recurring basis. SFAS No. 157 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. There was no impact for adoption of SFAS No. 157 to the Unaudited Condensed Consolidated Financial Statements as it relates to financial assets and financial liabilities. SFAS No. 157 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurement be classified and disclosed in one of the following three categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The Company invests in short-term interest bearing obligations with original maturities less than 90 days, primarily money market funds. We do not enter into investments for trading or speculative purposes. As of September 30, 2008, there were no investments in marketable securities.

As of September 30, 2008, the Company had $6.9 million invested in a money market fund. These investments are required to be measured at fair value on a recurring basis. The Company has determined that the money market fund is defined as Level 1 in the fair value hierarchy. As of September 30, 2008, the fair value of the money market fund was an asset of $6.9 million.

In February 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date for us to January 1, 2009 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (that is, at least annually). Management is currently evaluating the impact the adoption of this FSP will have on the Company’s consolidated financial statements, but does not presently anticipate it will have a material effect on its consolidated financial position or results of operations.

4. Pending Transaction with Mission

On April 11, 2006, Nexstar and Mission filed an application with the FCC for consent to assign the license of KFTA Channel 24 (Ft. Smith, Arkansas) from Nexstar to Mission. Consideration for this transaction was set at $5.6 million. On August 28, 2006, Nexstar and Mission entered into a local service agreement whereby (a) Mission pays Nexstar $5 thousand per month for the right to broadcast Fox programming on KFTA during the Fox network programming time periods and (b) Nexstar pays Mission $20 thousand per month for the right to sell all advertising time on KFTA within the Fox network programming time periods. Also in 2006, Mission entered into an affiliation agreement with the Fox network which provides Fox programming to KFTA. The local service agreement between Nexstar and Mission will terminate upon assignment of KFTA’s FCC license from Nexstar to Mission. Upon completing the assignment of KFTA’s license, Mission plans to enter into a JSA and SSA with Nexstar-owned KNWA in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, whereby KNWA will provide local news, sales and other non-programming services to KFTA. Nexstar’s KNWA Channel 51, licensed to Rogers, Arkansas, has renewed its affiliation agreement for KNWA to continue as the NBC affiliate in Ft. Smith-Fayetteville-Springdale-Rogers, Arkansas through 2014.

On March 11, 2008, the FCC granted the application to assign the license for KFTA from Nexstar to Mission. The grant contained conditions which Nexstar is currently appealing.

5. Acquisition

On June 27, 2007, Mission entered into a purchase agreement with Piedmont Television Holdings LLC to acquire substantially all the assets of KTVE, the NBC affiliate serving the Monroe, Louisiana/El Dorado, Arkansas market. On January 16, 2008, Mission completed the acquisition of KTVE for total consideration of $8.3 million, inclusive of transaction costs of $0.5 million which is included in goodwill. Pursuant to the terms of the agreement, Mission made a down payment of $0.4 million against the purchase price in June 2007 and paid the remaining $7.4 million, exclusive of transaction costs, on January 16, 2008 from available cash on hand. Upon closing the purchase of KTVE, Mission entered into a JSA and SSA with Nexstar-owned KARD, the Fox affiliate in the market, whereby KARD provides local news, sales and other non-programming services to KTVE.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Accounts receivable	$1,081
Current portion of broadcast rights	408
Prepaid expenses and other current assets	12
Property and equipment	3,534
Intangible assets	3,808
Goodwill	2,802

Total assets acquired	11,645
Less: current portion of broadcast rights payable	152
Less: accounts payable	113
Less: deferred liability on unfavorable lease	2,216
Less: accrued expenses and other liabilities	854

Net assets acquired	$8,310

Of the $3.8 million of acquired intangible assets, $2.7 million was assigned to FCC licenses that are not subject to amortization and $1.1 million was assigned to network affiliation agreements (estimated useful life of 15 years). During the quarter ended September 30, 2008, the Company obtained additional information related to a lease assumed in the acquisition which resulted in recording an increase to goodwill and deferred liabilities of $2.2 million. Goodwill of $2.8 million is expected to be deductible for tax purposes.

Unaudited Pro Forma Information

The following unaudited pro forma information has been presented as if the acquisition of KTVE had occurred on January 1, 2007 and 2008:

	Three Months Ended September 30, 2008 (actual)	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Net revenue	$70,275	$66,140	$204,855	$200,129
Income (loss) from operations	(36,799)	8,505	(20,688)	28,217
Loss before income taxes	(48,331)	(5,271)	(56,482)	(13,017)
Net loss	(45,328)	(6,806)	(56,797)	(17,226)
Basic and diluted net loss per share	(1.59)	(0.24)	(2.00)	(0.60)

The above selected unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company owned the acquired station during the specified period.

6. Property and Equipment

As of September 30, 2008, included in net property and equipment is approximately $4.6 million of costs related to the capitalization of software. The asset is being amortized over 10 years. As of September 30, 2008, $0.3 million representing the current portion of the remaining liability associated with this contract is included in other current liabilities and $4.4 million representing the long-term portion of the remaining liability associated with this contract is included in other noncurrent liabilities in the accompanying condensed balance sheet

7. Intangible Assets and Goodwill

Intangible assets subject to amortization consisted of the following:

	Estimated useful life (years)	September 30, 2008				December 31, 2007
		Gross	Accumulated Amortization		Net	Gross	Accumulated Amortization	Net
			(in thousands)				(in thousands)
Network affiliation agreements	15	$357,027	$(201,619	)(a)	$155,408	$355,878	$(182,848)	$173,030
Other definite-lived intangible assets	1-15	16,141	(11,519)		4,622	15,775	(10,194)	5,581

Total intangible assets subject to amortization		$373,168	$(213,138)		$160,030	$371,653	$(193,042)	$178,611

(a)	Includes a $1.0 million impairment charge

We recorded an impairment charge of $48.5 million during the third quarter of 2008 that included an impairment to the carrying values of FCC licenses of $19.7 million, related to 12 of our television stations; an impairment to the carrying value of network affiliation agreements of $1.0 million, related to 3 of our television stations; and an impairment to the carrying values of goodwill of $27.8 million, related to 5 reporting units consisting of 6 of our television stations. As required by SFAS 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), we tested our FCC licenses and goodwill for impairment at September 30, 2008, between the required annual tests, because we believed events had occurred and circumstances changed that would more likely than not reduce the fair value of our reporting units below their carrying amounts and that our FCC licenses might be impaired. These events included: (a) the decline of the price of our Class A common stock as of September 30, 2008; (b) the decline in overall economic conditions; and (c) the decline in advertising revenues at some of our stations.

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company tests network affiliation agreements whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying amount of a network affiliation agreement is recognized when the expected future operating cash flow derived from the operation to which the asset relates to is less than its carrying value. The impairment test for network affiliation agreements consists of a station-by-station comparison of the carrying amount of network affiliation agreements with their fair value, using a discounted cash flow analysis.

The impairment test for FCC licenses consists of a station-by-station comparison of the carrying amount of FCC licenses with their fair value, using a discounted cash flows analysis.

The impairment test for goodwill utilizes a two-step fair value approach. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of the combined stations in a market (“reporting unit”) to its carrying amount. The fair value of a reporting unit is determined using a discounted cash flows analysis. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit’s fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

Determining the fair value of our reporting units requires our management to make a number of judgments about assumptions and estimates that are highly subjective and that are based on unobservable inputs. The actual results may differ from these assumptions and estimates; and it is possible that such differences could have a material impact on our financial statements. In addition to the various inputs (i.e. market growth, operating profit margins, discount rates) that we use to calculate the fair value of our FCC licenses and reporting units, we evaluate the reasonableness of our assumptions by comparing the total fair value of all our reporting units to our total market capitalization; and by comparing the fair value of our reporting units or television stations, and FCC licenses to recent television station sale transactions.

We used the income approach to test our FCC licenses for impairments as of September 30, 2008 with the following assumptions: (a) a discount rate of 9.5%; (b) market growth rates ranging from 2.0%-2.8%; and (c) operating profit margins ranging from 12.1%-34.1%.

We used the income approach to test goodwill for impairments as of September 30, 2008 with the following assumptions: (a) a discount rate of 9.5%; (b) market growth rates ranging from 2.0%-2.8%; and (c) operating profit margins ranging from 20.0%-42.6%. These assumptions are based on: (a) the actual historical performance of our stations; (b) management’s estimates of future performance of our stations; and (c) the same market growth assumptions used in the calculation of the fair value of our FCC licenses.

We used the income approach to determine the fair value of the network affiliation agreements for certain stations as of September 30, 2008 with the following assumptions: (a) a discount rate of 9.5%; (b) market growth rates ranging from 2.0% to 2.8%; and (c) operating profit margin ranging from 14.3% to 42.6%.

As noted above, we are required under SFAS 142 to test our indefinite-lived intangible assets on an annual basis or whenever events or changes in circumstances indicate that these assets might be impaired. As a result, if the current economic trends continue and the credit and capital markets continue to be disrupted, it is possible that we may record further impairments in the fourth quarter of 2008.

Total amortization expense from definite-lived intangibles was $6.3 million and $6.4 million for the three months ended September 30, 2008 and 2007, respectively and $19.1 million and $19.3 million for the nine months then ended. The Company’s estimate of amortization expense for definite-lived intangible assets is approximately $25.0 million for each year for the years of 2008 through 2012.

The aggregate carrying value of indefinite-lived intangible assets, consisting of FCC licenses and goodwill, was $273.4 million and $315.5 million at September 30, 2008 and December 31, 2007, respectively.

The change in the carrying amount of goodwill and FCC licenses for the nine months ended September 30, 2008 was as follows:

	Goodwill	FCC Licenses
	(in thousands)	(in thousands)
Beginning balance	$151,686	$163,795
Acquisition	2,802	2,660
Impairment	(27,842)	(19,667)

Ending balance	$126,646	$146,788

During 2008, the consummation of Mission’s acquisition of KTVE increased goodwill by $2.8 million.

8. Accrued Expenses

Accrued expenses consisted of the following:

	September 30, 2008	December 31, 2007
	(in thousands)
Compensation and related taxes	$4,619	$4,082
Sales commissions	1,575	1,514
Employee benefits	980	1,361
Property taxes	1,187	620
Other accruals related to operating expenses	5,042	5,986

	$13,403	$13,563

9. Debt

Long-term debt consisted of the following:

	September 30, 2008	December 31, 2007
	(in thousands)
Term loans	$326,045	$328,659
7% senior subordinated notes due 2014, net of discount of $1,777 and $1,978	198,223	198,022
11.375% senior discount notes due 2013, net of discount of $3,505 at December 31, 2007	77,820	126,495
Senior subordinated PIK notes due 2014, net of discount of $519	36,154	—
Revolving credit facilities	28,000	28,000

	666,242	681,176
Less: current portion	(3,485)	(50,391)

	$662,757	$630,785

The Nexstar Senior Secured Credit Facility

The Nexstar senior secured credit facility (the “Nexstar Facility”) consists of a Term Loan B and a $82.5 million revolving loan. As of September 30, 2008 and December 31, 2007, Nexstar had $158.5 million and $159.8 million, respectively, outstanding under its Term Loan B and $21.0 million outstanding under its revolving loan at both of these dates.

The Term Loan B, which matures in October 2012, is payable in consecutive quarterly installments amortized at 0.25% quarterly, with the remaining 93.25% due at maturity. During the nine months ended September 30, 2008, repayments of Nexstar’s Term Loan B totaled $1.3 million, all of which were scheduled maturities. The revolving loan is not subject to incremental reduction and matures in April 2012. During the nine months ended September 30, 2008, borrowings and subsequent repayments of Nexstar’s revolving loan totaled $50 million.

The total weighted-average interest rate of the Nexstar Facility was 5.39% and 6.52% at September 30, 2008 and December 31, 2007, respectively. Interest is payable periodically based on the type of interest rate selected. Additionally, Nexstar is required to pay quarterly commitment fees on the unused portion of its revolving loan commitment ranging from 0.375% to 0.50% per annum, based on the consolidated senior leverage ratio of Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), an indirect subsidiary of Nexstar, and Mission for that particular quarter.

The Mission Senior Secured Credit Facility

The Mission senior secured credit facility (the “Mission Facility”) consists of a Term Loan B and a $15.0 million revolving loan. As of September 30, 2008 and December 31, 2007, Mission had $167.5 million and $168.8 million, respectively, outstanding under its Term Loan B and $7.0 million of borrowings were outstanding under its revolving loan at both of these dates.

Terms of the Mission Facility, including repayment, maturity and interest rates, are the same as the terms of the Nexstar Facility described above. During the nine months ended September 30, 2008, repayments of Mission’s Term Loan B totaled $1.3 million, all of which were scheduled maturities. The total weighted average interest rate of the Mission Facility was 5.49% and 6.61% at September 30, 2008 and December 31, 2007, respectively.

Senior Discount Notes

On March 27, 2003, Nexstar Finance Holdings, Inc. (“Nexstar Finance Holdings”), a wholly-owned subsidiary of Nexstar, issued $130.0 million principal amount at maturity of 11.375% senior discount notes (the “11.375% Notes”) at a price of 57.442%. On April 1, 2008 Nexstar redeemed a principal amount of notes outstanding of $46.9 million sufficient to ensure that the 11.375% Notes will not be “Applicable High Yield Discount Obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986. In September 2008, Nexstar repurchased $5.3 million of these notes pursuant to the purchase agreement pertaining to the senior subordinated PIK notes discussed below.

Senior Subordinated PIK Notes

On June 27, 2008 Nexstar Broadcasting, issued senior subordinated payment-in-kind notes due 2014 (the “PIK Notes”) in aggregate principal amount of $35.6 million at a purchase price equal to 98.25% or $35.0 million. The transaction closed on June 30, 2008.

The PIK Notes bear interest at the rate of: (a) 12% per annum from June 30, 2008 to January 15, 2010, payable entirely during such period by increasing the principal amount of the Notes by an amount equal to the amount of interest then due (“Payment-in-Kind Interest”); (b) 13% per annum, payable entirely in cash, from January 16, 2010 to July 15, 2010; (c) 13.5% per annum, payable entirely in cash, from July 16, 2010 to January 15, 2011; (d) 14.0% per annum, payable entirely in cash, from January 16, 2011 to July 15, 2011; (e) 14.5% per annum, payable entirely in cash, from July 16, 2011 to January 15, 2012; and (f) 15% per annum, payable entirely in cash, thereafter. The PIK Notes shall bear interest on the increased principal amount thereof from and after the applicable interest payment date on which a payment of Payment-in-Kind Interest is made. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect, and shall pay interest on overdue installments of interest and liquidated damages from time to time on demand at the same rate to the extent lawful. Upon the occurrence and continuance of a default or event of default, the applicable rate of interest payable on the Notes shall be increased by 1% (which shall be payable in cash) until such time as such default or event of default has been cured or waived. The PIK Notes mature on January 15, 2014, unless earlier redeemed or repurchased. The PIK Notes are general unsecured senior subordinated obligations subordinated to all of the Company’s senior debt except for the 11.375% Notes discussed above.

The Company, at its option, may redeem the PIK Notes in whole or in part, upon not less than 30 nor more than 60 days’ notice, from October 1, 2008 at various redemption prices plus accrued and unpaid interest and liquidated damages thereon to the applicable redemption date. Notwithstanding the foregoing, at any time from January 1, 2010 to June 30, 2010 the Company may redeem PIK Notes at a redemption price equal to 102.50% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any; provided, that on or prior to December 31, 2009 the Company or any of its affiliates enters into a binding and irrevocable agreement to sell, convey or otherwise dispose of all of the Company’s equity interests (by way of merger, consolidation or otherwise) or all of the Company’s assets subject, in each case, to no conditions other than obtaining the approval of the Federal Communications Commission (the “FCC”) for an FCC license transfer in connection with such sale, conveyance or disposition.

Unused Commitments and Borrowing Availability

The Company had $69.5 million of total unused revolving loan commitments at September 30, 2008 under the Nexstar and Mission credit facilities, of which $19.0 million was available for borrowing.

Debt Covenants

        The Nexstar Facility contains covenants which require the Company to comply with certain financial covenant ratios, including (1) a maximum total combined leverage ratio of Nexstar Broadcasting and Mission of 6.75 times the last twelve months operating cash flow (as defined in the credit agreement) at September 30, 2008, (2) a maximum combined senior leverage ratio of Nexstar Broadcasting and Mission of 4.75 times the last twelve months operating cash flow at September 30, 2008, (3) a minimum combined interest coverage ratio of 1.50 to 1.00, and (4) a fixed charge coverage ratio of 1.15 to 1.00. The covenants, which are calculated on a quarterly basis, are based on the combined results of Nexstar Broadcasting and Mission. Mission’s bank credit facility agreement does not contain financial covenant ratio requirements, but does provide for default in the event Nexstar does not comply with all covenants contained in its credit agreement. As of September 30, 2008, we are in compliance with all of our covenants.

In order to make further borrowings under the Nexstar Facility, Nexstar Broadcasting is required to be in compliance with these and other covenants including the requirement that there shall not have occurred any material adverse effect on the operations, business assets, properties, condition (financial or otherwise) or prospects of the Company.

The PIK Notes, the 7% senior subordinated notes, and senior discount notes contain covenants that, among other things, restrict the ability of the Company and its subsidiaries to create liens on its assets, engage in sale-leaseback transactions, merge or consolidate with another entity or sell, lease or transfer substantially all of the Company’s properties or assets to another entity, incur additional indebtedness, issue equity, pay dividends and undertake certain other business activities. Upon an event of default, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, may, and the trustee at the request of such holders is required to, declare the principal of and the accrued interest on the Notes to be due and payable immediately.

Collateralization and Guarantees of Debt

The bank credit facilities described above are collateralized by a security interest in substantially all the combined assets, excluding FCC licenses, of Nexstar and Mission. Nexstar and its subsidiaries guarantee full payment of all obligations incurred under the Mission Facility in the event of Mission’s default. Similarly, Mission is a guarantor of the Nexstar Facility and the senior subordinated notes issued by Nexstar Broadcasting.

In consideration of Nexstar’s guarantee of Mission’s senior credit facility, the sole shareholder of Mission has granted Nexstar a purchase option to acquire the assets and assume the liabilities of each Mission station, subject to FCC consent. These option agreements (which expire on various dates between 2008 and 2014) are freely exercisable or assignable by Nexstar without consent or approval by the sole shareholder of Mission. The Company expects these option agreements to be renewed upon expiration.

The 11.375% Notes are general unsecured senior obligations effectively subordinated to the Nexstar Facility and are structurally subordinated to the 7% Notes and Senior Subordinated PIK Notes.

10. Contract Termination

On March 31, 2008, Nexstar signed a new ten year agreement for national sales representation with two units of Katz Television Group, a subsidiary of Katz Media Group (“Katz”), transferring 24 stations in 14 of its markets from Petry Television Inc. (“Petry”) and Blair Television Inc. (“Blair”). Nexstar, Blair, Petry and Katz entered into a termination and mutual release agreement under which Blair agreed to release Nexstar from its future contractual obligations in exchange for payments totaling $8.0 million. The payments will be paid by Katz on behalf of Nexstar as an inducement for Nexstar to enter into the new long-term contract with Katz. Nexstar recognized a $7.2 million charge associated with terminating the contracts, which is reflected as a non-cash contract termination fees in the accompanying condensed consolidated statement of operations. The $7.2 million charge was calculated as the present value of the future payments to be made by Katz. The liability established as a result of the termination represents an incentive received from Katz that will be accounted for as a termination obligation, and will be recognized as a non-cash reduction to operating expenses over the term of the agreement with Katz. As of September 30, 2008, the current portion of this deferred amount of approximately $0.7 million was included in other current liabilities and the long-term portion in the amount of approximately $6.1 million is recorded as deferred representation fee incentive in the accompanying condensed balance sheet.

11. Other Noncurrent Liabilities

Other noncurrent liabilities consist of the following:

	September 30, 2008	December 31, 2007
	(in thousands)
Deferred rent	$6,665	$5,397
Software agreement obligation	4,371	—
Other	2,089	545

	$13,125	$5,942

12. Stock-Based Compensation Plans

Nexstar’s employee compensation plans (the “Equity Plans”) provide for the granting of stock options, stock appreciation rights, restricted stock and performance awards to directors, employees of Nexstar or consultants. A maximum of 4,500,000 shares of Nexstar’s Class A common stock can be issued under the Equity Plans and as of September 30, 2008, a total of 641,000 shares were available for future grant. Employee stock options are granted with an exercise price at least equal to the fair market value of the underlying shares of common stock on the date of the grant, vest over five years and expire ten years from the date of grant.

13. Gain on Asset Exchange

In 2004, the FCC approved a spectrum allocation exchange between Sprint Nextel Corporation (“Nextel”) and public safety entities to eliminate interference being caused to public safety radio licensees by Nextel’s operations. As part of this spectrum exchange, the FCC granted Nextel the right to certain spectrum within the 1.9 GHz band that is currently used by television broadcasters. In order to utilize this spectrum, Nextel is required to relocate the broadcasters to new spectrum by replacing all analog equipment currently used by broadcasters with comparable digital equipment. The Company has agreed to accept the substitute equipment that Nextel will provide and in turn must relinquish its existing equipment back to Nextel. This transition began on a market by market basis beginning in the second quarter of 2007. The equipment the Company receives under this arrangement is recorded at their estimated fair market value and depreciated over estimated useful lives ranging from 5 to 15 years. Management’s determination of the fair market value is derived from the most recent prices paid to manufacturers and vendors for the specific equipment acquired. As equipment is exchanged, the Company records a gain to the extent that the fair market value of the equipment received exceeds the carrying amount of the equipment relinquished. For both of the three months ended September 30, 2008 and 2007, the Company recognized a gain of $0.5 million and for the nine months then ended, a gain of $4.1 million and $1.5 million, respectively.

14. Income Taxes

The Company’s provision/benefit for income taxes is primarily comprised of deferred income taxes created by changes in the deferred tax liabilities position during the year. These changes resulted from the amortization of goodwill and other indefinite-lived intangible assets for income tax purposes which are not amortized for financial reporting purposes as well as from adjustments made during the third quarter to the Company’s deferred tax liabilities as a result of the impairment charges discussed in Footnote 7. These deferred tax liabilities do not reverse on a scheduled basis and are not used to support the realization of deferred tax assets. The Company’s deferred tax assets primarily result from federal and state net operating loss carryforwards (“NOLs”). The Company’s NOLs are available to reduce future taxable income if utilized before their expiration. The Company has provided a valuation allowance for certain deferred tax assets as it believes they may not be realized through future taxable earnings.

As of January 1, 2008, the Company had gross unrecognized tax benefits of approximately $3.7 million, which did not materially change as of September 30, 2008. If recognized, this amount would result in a favorable effect on the Company’s effective tax rate excluding the impact on the Company’s valuation allowance. As of September 30, 2008, the Company has not accrued interest on the unrecognized tax benefits as an unfavorable outcome upon examination would not result in a cash outlay but would reduce NOLs subject to a valuation allowance. The Company does not expect the amount of unrecognized tax benefits to significantly change in the next twelve months.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is subject to U.S. federal tax examinations for years after 2003. Additionally, any NOLs that were generated in prior years and will be utilized in the future may also be subject to examination by the Internal Revenue Service. State jurisdictions that remain subject to examination are not considered significant.

15. FCC Regulatory Matters

Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke and modify broadcasting licenses, determine the location of television stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations. The FCC’s ongoing rule making proceedings could have a significant future impact on the television industry and on the operation of the Company’s stations and the stations it provides services to. In addition, the U.S. Congress may act to amend the Communications Act in a manner that could impact the Company’s stations, the stations it provides services to and the television broadcast industry in general.

Some of the more significant FCC regulatory matters impacting the Company’s operations are discussed below.

Digital Television (“DTV”) Conversion

Television broadcasting in the United States is moving from an analog transmission system to a digital transmission system. For the transition period, the FCC allotted each licensed television station a second channel for broadcast of a DTV signal. In 2006, President Bush signed into law legislation that establishes February 17, 2009 as the deadline for television broadcasters to broadcast on a single DTV channel and return their analog channel to the FCC. Prior to February 17, 2009, television stations may broadcast with both analog and DTV signals.

Except for stations that have requested waiver of the FCC’s deadline for construction, broadcast television stations are required to be broadcasting a full-power DTV signal. As of September 30, 2008, Mission’s stations WUTR, WTVO, WYOU, KRBC, KCIT, KTVE, and KAMC and Nexstar’s stations WBRE, WROC, KARK, KNWA, KFTA, WMBD, WTAJ, WLYH, KSFX, WQRF, KTAL, WCIA, WTVW, KTAB, KARD, KAMR and KLBK are broadcasting with full-power DTV signals. The FCC has authorized Nexstar and Mission to operate DTV facilities for its remaining stations at low-power until certain dates established by the FCC. The FCC has established November 19, 2008 as the deadline for Nexstar stations KBTV, KFDX, WFFT, WFXV, WTWO, KMID and KSNF and Mission stations KJTL, KSAN, WFXW, WFXP and KODE. The FCC has established February 17, 2009 as the deadline for Nexstar stations KQTV, WCFN, WJET, WHAG, WDHN, KSVI, and KLST and Mission stations KOLR and KHMT.

Extension requests were filed with the FCC on September 19, 2008 for the Nexstar and Mission stations with permit expiration dates of November 19, 2008 unless the stations were expected to begin DTV full-power operations by the November 19, 2008 deadline. All of the Nexstar stations are expected to be operating at DTV full-power on or before February 17, 2009, except for KLST, KSNF, KBTV, KMID and KQTV, which are expected to initiate full-power DTV operations on or before April 10, 2009. A request for authority for these stations to begin full-power DTV operations after February 17, 2009 will be filed with the FCC.

DTV conversion expenditures were $13.5 million and $6.8 million, respectively, for the nine months ended September 30, 2008 and 2007. The Company will incur various capital expenditures to modify the remaining Nexstar and Mission stations’ DTV transmitting equipment for full-power DTV operations, including costs for the transmitter, transmission line, antenna and installation, and estimated costs for tower upgrades and/or modifications. The Company anticipates these expenditures will be funded through available cash on hand and cash generated from operations as incurred.

Media Ownership

In 2006, the FCC initiated a rulemaking proceeding contemplating a comprehensive review of all of its media ownership rules, as required by the Communications Act. In a decision adopted on December 18, 2007 and released on February 4, 2008, the FCC made one change in its broadcasting ownership rules – allowing local newspaper/broadcasting cross-ownership under certain circumstances – but determined that it would not make any other changes in its media ownership rules. This FCC decision is being appealed. In addition, the FCC has a separate proceeding pending to determine whether to make television joint sales agreements attributable interests under its ownership rules.

16. Commitments and Contingencies

Guarantee of Mission Debt

Nexstar and its subsidiaries guarantee full payment of all obligations incurred under Mission’s senior secured credit facility agreement. In the event that Mission is unable to repay amounts due under its credit facility, Nexstar will be obligated to repay such amounts. The maximum potential amount of future payments that Nexstar would be required to make under this guarantee would be generally limited to the amount of borrowings outstanding under the Mission credit facility. At September 30, 2008, Mission had $174.5 million outstanding under its senior credit facility.

Indemnification Obligations

In connection with certain agreements that the Company enters into in the normal course of its business, including local service agreements, business acquisitions and borrowing arrangements, the Company enters into contractual arrangements under which the Company agrees to indemnify the third party to such arrangement from losses, claims and damages incurred by the indemnified party for certain events as defined within the particular contract. Such indemnification obligations may not be subject to maximum loss clauses and the maximum potential amount of future payments the Company could be required to make under these indemnification arrangements may be unlimited. Historically, payments made related to these indemnifications have been immaterial and the Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements.

Litigation

From time to time, the Company is involved with claims that arise out of the normal course of its business. In the opinion of management, any resulting liability with respect to these claims would not have a material adverse effect on the Company’s financial position or results of operations.

17. Condensed Consolidating Financial Information

Senior Discount Notes

On March 27, 2003, Nexstar Finance Holdings, Inc. (“Nexstar Finance Holdings”), a 100% owned subsidiary of Nexstar, issued 11.375% senior discount notes (“11.375% Notes”) due in 2013. The 11.375% Notes are fully and unconditionally guaranteed by Nexstar.

The following condensed consolidating financial information presents the financial position, results of operations and cash flows of the Company and its 100%, directly or indirectly, owned subsidiaries. This information is presented in lieu of separate financial statements and other related disclosures of Nexstar Finance Holdings pursuant to Regulation S-X Rule 3-10 of the Securities Exchange Act of 1934, as amended, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered”.

The Nexstar column presents the parent company’s financial information. Nexstar is also the guarantor. The Nexstar Finance Holdings column presents the issuer’s financial information. The Non-Guarantor Subsidiary column presents the financial information of Nexstar Broadcasting, a 100% owned subsidiary of Nexstar Finance Holdings. Nexstar Broadcasting’s financial information includes the accounts of Mission Broadcasting, Inc., an entity which Nexstar Broadcasting is required to consolidate as a VIE under FIN No. 46R (see Note 2).

Balance Sheet

September 30, 2008

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$11,648	$—	$11,648
Other current assets	—	6	75,832	—	75,838

Total current assets	—	6	87,480	—	87,486
Investments in subsidiaries eliminated upon consolidation	(47,360)	35,410	—	11,950	—
Amounts due from parents eliminated upon consolidation	—	—	368	(368)	—
Property and equipment, net	—	—	128,439	—	128,439
Goodwill	—	—	126,646	—	126,646
FCC licenses	—	—	146,788	—	146,788
Other intangible assets, net	—	—	160,030	—	160,030
Other noncurrent assets	—	1,445	14,384	—	15,829

Total assets	$(47,360)	$36,861	$664,135	$11,582	$665,218

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$—	$3,485	$—	$3,485
Other current liabilities	—	4,425	56,597	—	61,022

Total current liabilities	—	4,425	60,082	—	64,507
Debt	—	77,820	584,937	—	662,757
Amounts due to subsidiary eliminated upon consolidation	(1,579)	1,973	—	(394)	—
Other noncurrent liabilities	(3)	3	82,256	1	82,257

Total liabilities	(1,582)	84,221	727,275	(393)	809,521

Stockholders’ equity (deficit):
Common stock	284	—	—	—	284
Other stockholders’ equity (deficit)	(46,062)	(47,360)	(63,140)	11,975	(144,587)

Total stockholders’ equity (deficit)	(45,778)	(47,360)	(63,140)	11,975	(144,303)

Total liabilities and stockholders’ equity (deficit)	$(47,360)	$36,861	$664,135	$11,582	$665,218

Balance Sheet

December 31, 2007

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$16,226	$—	$16,226
Other current assets	145	6	72,073	(145)	72,079

Total current assets	145	6	88,299	(145)	88,305
Investments in subsidiaries eliminated upon consolidation	5,361	132,130	—	(137,491)	—
Amounts due from parents eliminated upon consolidation	—	—	2,377	(2,377)	—
Property and equipment, net	—	—	111,612	—	111,612
Goodwill	—	—	151,686	—	151,686
FCC licenses	—	—	163,795	—	163,795
Other intangible assets, net	—	—	178,611	—	178,611
Other noncurrent assets	1	1,694	13,008	(10)	14,693

Total assets	$5,507	$133,830	$709,388	$(140,023)	$708,702

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$46,906	$3,485	$—	$50,391
Other current liabilities	—	—	49,530	(144)	49,386

Total current liabilities	—	46,906	53,015	(144)	99,777
Debt	—	79,589	551,196	—	630,785
Amounts due to subsidiary eliminated upon consolidation	404	1,973	—	(2,377)	—
Other noncurrent liabilities	—	—	67,541	(11)	67,530

Total liabilities	404	128,468	671,752	(2,532)	798,092

Stockholders’ equity (deficit):
Common stock	284	—	—	—	284
Other stockholders’ equity (deficit)	4,819	5,362	37,636	(137,491)	(89,674)

Total stockholders’ equity (deficit)	5,103	5,362	37,636	(137,491)	(89,390)

Total liabilities and stockholders’ equity (deficit)	$5,507	$133,830	$709,388	$(140,023)	$708,702

Statement of Operations

For the Three Months Ended September 30, 2008

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net revenue	$—	$—	$70,275	$—	$70,275

Operating expenses (income):
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	19,410	—	19,410
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	—	—	22,915	—	22,915
Non-cash contract termination fees	—	—	—	—	—
Impairment of intangible assets	—	—	48,537	—	48,537
Amortization of broadcast rights	—	—	5,252	—	5,252
Amortization of intangible assets	—	—	6,345	—	6,345
Depreciation	—	—	5,229	—	5,229
Gain on asset exchange	—	—	(487)	—	(487)
Gain on asset disposal, net	—	—	(127)	—	(127)

Total operating expenses	—	—	107,074	—	107,074

Loss from operations	—	—	(36,799)	—	(36,799)
Interest expense, including amortization of debt financing costs	—	(2,400)	(9,206)	—	(11,606)
Equity in loss of subsidiaries	(41,493)	(39,093)	—	80,586	—
Other income, net	—	—	74	—	74

Loss before income taxes	(41,493)	(41,493)	(45,931)	80,586	(48,331)
Income tax benefit	—	—	3,003	—	3,003

Net loss	$(41,493)	$(41,493)	$(42,928)	$80,586	$(45,328)

Statement of Operations

For the Three Months Ended September 30, 2007

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net revenue	$—	$—	$64,463	$—	$64,463

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	18,202	—	18,202
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	(135)	—	21,704	—	21,569
Amortization of broadcast rights	—	—	5,526	—	5,526
Amortization of intangible assets	—	—	6,377	—	6,377
Depreciation	—	—	5,011	—	5,011
Gain on asset exchange	—	—	(500)	—	(500)
Gain on asset disposal, net	—	—	(47)	—	(47)

Total operating expenses	(135)	—	56,273	—	56,138

Income from operations	135	—	8,190	—	8,325
Interest expense, including amortization of debt financing costs	—	(3,397)	(10,390)	—	(13,787)
Equity in loss of subsidiaries	(5,522)	(2,125)	—	7,647	—
Other income, net	—	—	125	—	125

Loss before income taxes	(5,387)	(5,522)	(2,075)	7,647	(5,337)
Income tax expense	—	—	(1,507)	—	(1,507)

Net loss	$(5,387)	$(5,522)	$(3,582)	$7,647	$(6,844)

Statement of Operations

For the Nine Months Ended September 30, 2008

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net revenue	$—	$—	$204,605	$—	$204,605

Operating expenses (income):
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	58,189	—	58,189
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	1	—	65,638	—	65,639
Non-cash contract termination fees	—	—	7,167	—	7,167
Impairment of intangible assets	—	—	48,537	—	48,537
Amortization of broadcast rights	—	—	15,393	—	15,393
Amortization of intangible assets	—	—	19,100	—	19,100
Depreciation	—	—	15,650	—	15,650
Gain on asset exchange	—	—	(4,079)	—	(4,079)
Loss on asset disposal, net	—	—	(297)	—	(297)

Total operating expenses (income)	1	—	225,298	—	225,299

Loss from operations	(1)	—	(20,693)	—	(20,694)
Interest expense, including amortization of debt financing costs	—	(8,429)	(27,972)	—	(36,401)
Equity in loss of subsidiaries	(52,716)	(44,287)	—	97,003	—
Other income, net	—	—	626	—	626

Loss before income taxes	(52,717)	(52,716)	(48,039)	97,003	(56,469)
Income tax expense	—	—	(310)	—	(310)

Net loss	$(52,717)	$(52,716)	$(48,349)	$97,003	$(56,779)

Statement of Operations

For the Nine Months Ended September 30, 2007

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net revenue	$—	$—	$195,246	$—	$195,246

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	54,909	—	54,909
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	(105)	—	63,759	—	63,654
Amortization of broadcast rights	—	—	16,174	—	16.174
Amortization of intangible assets	—	—	19,309	—	19,309
Depreciation	—	—	15,023	—	15,023
Gain on asset exchange	—	—	(1,535)	—	(1,535)
Gain on asset disposal, net	—	—	(137)	—	(137)

Total operating expenses	(105)	—	167,502	—	167,397

Income from operations	105	—	27,744	—	27,849
Interest expense, including amortization of debt financing costs	—	(10,011)	(31,267)	—	(41,278)
Equity in loss of subsidiaries	(13,863)	(3,852)	—	17,715	—
Other income, net	—	—	386	—	386

Loss before income taxes	(13,758)	(13,863)	(3,137)	17,715	(13,043)
Income tax expense	—	—	(4,125)	—	(4,125)

Net loss	$(13,758)	$(13,863)	$(7,262)	$17,715	$(17,168)

Statement of Cash Flows

For the Nine Months Ended September 30, 2008

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$—	$52,180	$(11,454)	$—	$40,726

Cash flows from investing activities:
Additions to property and equipment, net	—	—	(18,119)	—	(18,119)
Acquisition of broadcast properties and related transaction costs	—	—	(7,923)	—	(7,923)
Other investing activities	—	—	494	—	494

Net cash used for investing activities	—	—	(25,548)	—	(25,548)

Cash flows from financing activities:
Repayment of long-term debt	—	(52,180)	(52,614)	—	(104,794)
Proceeds from revolver draws	—	—	50,000	—	50,000
Proceeds from senior subordinated PIK notes	—	—	35,000	—	35,000
Other financing activities	—	—	38	—	38

Net cash provided by (used for) financing activities	—	(52,180)	32,424	—	(19,756)

Net increase in cash and cash equivalents	—	—	(4,578)	—	(4,578)
Cash and cash equivalents at beginning of period	—	—	16,226	—	16,226

Cash and cash equivalents at end of period	$—	$—	$11,648	$—	$11,648

Statement of Cash Flows

For the Nine Months Ended September 30, 2007

(in thousands)

	Nexstar	Nexstar Finance Holdings	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$(56)	$—	$20,044	$—	$19,988

Cash flows from investing activities:
Additions to property and equipment, net	—	—	(13,636)	—	(13,636)
Other investing activities	—	—	(64)	—	(64)

Net cash used for investing activities	—	—	(13,700)	—	(13,700)

Cash flows from financing activities:
Repayment of long-term debt	—	—	(11,614)	—	(11,614)
Other financing activities	56	—	—	—	56

Net cash provided by (used for) financing activities	56	—	(11,614)	—	(11,558)

Net decrease in cash and cash equivalents	—	—	(5,270)	—	(5,270)
Cash and cash equivalents at beginning of period	—	—	11,179	—	11,179

Cash and cash equivalents at end of period	$—	$—	$5,909	$—	$5,909

18. Condensed Consolidating Financial Information

Senior Subordinated Notes

On December 30, 2003 and April 1, 2005, Nexstar Broadcasting, a 100% owned subsidiary of Nexstar Finance Holdings, issued 7% senior subordinated notes (“7% Notes”) due in January 2014. The 7% Notes are fully and unconditionally guaranteed by Nexstar.

The following condensed consolidating financial information presents the financial position, results of operations and cash flows of Nexstar and its 100%, directly or indirectly, owned subsidiaries and independently-owned Mission Broadcasting, Inc. This information is presented in lieu of separate financial statements and other related disclosures of Nexstar Broadcasting pursuant to Regulation S-X Rule 3-10 of the Securities Exchange Act of 1934, as amended, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered”.

The Nexstar column presents the parent company’s financial information. Nexstar is also a guarantor. The Nexstar Broadcasting column presents the issuer’s financial information. The Mission column presents the financial information of Mission Broadcasting, Inc., an entity which Nexstar Broadcasting is required to consolidate as a VIE under FIN No. 46R (see Note 2). Mission is also a guarantor of the senior subordinated notes issued by Nexstar Broadcasting. The Non-Guarantor Subsidiary column presents the financial information of Nexstar Finance Holdings, the parent of Nexstar Broadcasting.

Balance Sheet

September 30, 2008

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$10,922	$726	$—	$—	$11,648
Due from Mission	—	14,732	—	—	(14,732)	—
Other current assets	—	70,785	5,047	6	—	75,838

Total current assets	—	96,439	5,773	6	(14,732)	87,486

Investments in subsidiaries eliminated upon consolidation	(47,360)	—	—	35,410	11,950	—

Amounts due from parents eliminated upon consolidation	—	368	—	—	(368)	—
Property and equipment, net	—	100,741	27,698	—	—	128,439
Goodwill	—	106,883	19,763	—	—	126,646
FCC licenses	—	120,072	26,716	—	—	146,788
Other intangible assets, net	—	127,583	32,447	—	—	160,030
Other noncurrent assets	—	11,136	3,248	1,445	—	15,829

Total assets	$(47,360)	$563,222	$115,645	$36,861	$(3,150)	$665,218

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$1,758	$1,727	$—	$—	$3,485
Due to Nexstar Broadcasting	—	—	14,732	—	(14,732)	—
Other current liabilities	—	48,226	8,371	4,425	—	61,022

Total current liabilities	—	49,984	24,830	4,425	(14,732)	64,507
Debt	—	412,145	172,792	77,820	—	662,757
Amounts due to subsidiary eliminated upon consolidation	(1,579)	—	—	1,973	(394)	—
Other noncurrent liabilities	(3)	65,684	16,572	3	1	82,257

Total liabilities	(1,582)	527,813	214,194	84,221	(15,125)	809,521

Stockholders’ equity (deficit):
Common stock	284	—	—	—	—	284
Other stockholders’ equity (deficit)	(46,062)	35,409	(98,549)	(47,360)	11,975	(144,587)

Total stockholders’ equity (deficit)	(45,778)	35,409	(98,549)	(47,360)	11,975	(144,303)

Total liabilities and stockholders’ equity (deficit)	$(47,360)	$563,222	$115,645	$36,861	$(3,150)	$665,218

Balance Sheet

December 31, 2007

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$6,310	$9,916	$—	$—	$16,226
Due from Mission	—	18,485	—	—	(18,485)	—
Other current assets	145	68,146	3,927	6	(145)	72,079

Total current assets	145	92,941	13,843	6	(18,630)	88,305

Investments in subsidiaries eliminated upon consolidation	5,361	—	—	132,130	(137,491)	—
Amounts due from parents eliminated upon consolidation	—	2,377	—	—	(2,377)	—
Property and equipment, net	—	91,558	20,061	—	(7)	111,612
Goodwill	—	134,564	17,122	—	—	151,686
FCC licenses	—	135,059	28,736	—	—	163,795
Other intangible assets, net	—	142,243	36,368	—	—	178,611
Other noncurrent assets	1	10,183	2,825	1,694	(10)	14,693

Total assets	$5,507	$608,925	$118,955	$133,830	$(158,515)	$708,702

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$—	$1,758	$1,727	$46,906	$—	$50,391
Due to Nexstar Broadcasting	—	—	18,485	—	(18,485)	—
Other current liabilities	—	43,904	5,626	—	(144)	49,386

Total current liabilities	—	45,662	25,838	46,906	(18,629)	99,777
Debt	—	377,109	174,087	79,589	—	630,785
Amounts due to subsidiary eliminated upon consolidation	404	—	—	1,973	(2,377)	—
Other noncurrent liabilities	—	54,024	13,517	—	(11)	67,530

Total liabilities	404	476,795	213,442	128,468	(21,017)	798,092

Stockholders’ equity (deficit):
Common stock	284	—	—	—	—	284
Other stockholders’ equity (deficit)	4,819	132,130	(94,487)	5,362	(137,498)	(89,674)

Total stockholders’ equity (deficit)	5,103	132,130	(94,487)	5,362	(137,498)	(89,390)

Total liabilities and stockholders’ equity (deficit)	$5,507	$608,925	$118,955	$133,830	$(158,515)	$708,702

Statement of Operations

For the Three Months Ended September 30, 2008

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net broadcast revenue (including trade and barter)	$—	$68,550	$1,725	$—	$—	$70,275
Revenue between consolidated entities	—	2,025	9,066	—	(11,091)	—

Net revenue	—	70,575	10,791	—	(11,091)	70,275

Operating expenses (income):
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	17,813	1,597	—	—	19,410
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	—	22,284	631	—	—	22,915
Local service agreement fees between consolidated entities	—	9,066	2,025	—	(11,091)	—
Non-cash contract termination fees	—	—	—	—	—	—
Impairment of intangible assets	—	42,678	5,859	—	—	48,537
Amortization of broadcast rights	—	3,922	1,330	—	—	5,252
Amortization of intangible assets	—	4,994	1,351	—	—	6,345
Depreciation	—	4,421	808	—	—	5,229
Gain on asset exchange	—	(487)	—	—	—	(487)
(Gain) loss on asset disposal, net	—	14	(141)	—	—	(127)

Total operating expenses	—	104,705	13,460	—	(11,091)	107,074

Loss from operations	—	(34,130)	(2,669)	—	—	(36,799)
Interest expense, including amortization of debt financing costs	—	(7,151)	(2,055)	(2,400)	—	(11,606)
Equity in loss of subsidiaries	(41,493)	—	—	(39,093)	80,586	—
Other income, net	—	70	4	—	—	74

Loss before income taxes	(41,493)	(41,211)	(4,720)	(41,493)	80,586	(48,331)
Income tax benefit	—	2,118	885	—	—	3,003

Net loss	$(41,493)	$(39,093)	$(3,835)	$(41,493)	$80,586	$(45,328)

Statement of Operations

For the Three Months Ended September 30, 2007

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net broadcast revenue	$—	$62,784	$1,679	$—	$—	$64,463
Revenue between consolidated entities	—	1,965	7,206	—	(9,171)	—

Net revenue	—	64,749	8,885	—	(9,171)	64,463

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	16,910	1,292	—	—	18,202
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	(135)	21,152	552	—	—	21,569
Local service agreement fees between consolidated entities	—	7,206	1,965	—	(9,171)	—
Amortization of broadcast rights	—	4,249	1,277	—	—	5,526
Amortization of intangible assets	—	5,045	1,332	—	—	6,377
Depreciation	—	4,208	807	—	(4)	5,011
Gain on asset exchange	—	(183)	(317)	—	—	(500)
Loss (gain) on asset disposal, net	—	(46)	(1)	—	—	(47)

Total operating expenses	(135)	58,541	6,907	—	(9,175)	56,138

Income from operations	135	6,208	1,978	—	4	8,325
Interest expense, including amortization of debt financing costs	—	(7,284)	(3,106)	(3,397)	—	(13,787)
Equity in loss of subsidiaries	(5,522)	—	—	(2,125)	7,647	—
Other income, net	—	102	23	—	—	125

Loss before income taxes	(5,387)	(974)	(1,105)	(5,522)	7,651	(5,337)
Income tax expense	—	(1,151)	(356)	—	—	(1,507)

Net loss	$(5,387)	$(2,125)	$(1,461)	$(5,522)	$7,651	$(6,844)

Statement of Operations

For the Nine Months Ended September 30, 2008

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net broadcast revenue (including trade and barter)	$—	$199,716	$4,889	$—	$—	$204,605
Revenue between consolidated entities	—	6,065	25,619	—	(31,684)	—

Net revenue	—	205,781	30,508	—	(31,684)	204,605

Operating expenses (income):
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	53,485	4,704	—	—	58,189
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	1	63,739	1,899	—	—	65,639
Local service agreement fees between consolidated entities	—	25,619	6,065	—	(31,684)	—
Non-cash contract termination fees	—	7,167	—	—	—	7,167
Impairment of intangible assets	—	42,678	5,859	—	—	48,537
Amortization of broadcast rights	—	11,760	3,633	—	—	15,393
Amortization of intangible assets	—	15,049	4,051	—	—	19,100
Depreciation	—	13,144	2,506	—	—	15,650
Gain on asset exchange	—	(3,486)	(593)	—	—	(4,079)
Loss on asset disposal, net	—	94	(391)	—	—	(297)

Total operating expenses	1	229,249	27,733	—	(31,684)	225,299

Income (loss) from operations	(1)	(23,468)	2,775	—	—	(20,694)
Interest expense, including amortization of debt financing costs	—	(20,958)	(7,014)	(8,429)	—	(36,401)
Equity in loss of subsidiaries	(52,716)	—	—	(44,287)	97,003	—
Other income, net	—	577	49	—	—	626

Loss before income taxes	(52,717)	(43,849)	(4,190)	(52,716)	97,003	(56,469)
Income tax benefit (expense)	—	(438)	128	—	—	(310)

Net loss	$(52,717)	$(44,287)	$(4,062)	$(52,716)	$97,003	$(56,779)

Statement of Operations

For the Nine Months Ended September 30, 2007

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Net broadcast revenue	$—	$190,241	$5,005	$—	$—	$195,246
Revenue between consolidated entities	—	5,895	22,352	—	(28,247)	—

Net revenue	—	196,136	27,357	—	(28,247)	195,246

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	—	51,101	3,808	—	—	54,909
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	(105)	62,044	1,715	—	—	63,654
Local service agreement fees between consolidated entities	—	22,352	5,895	—	(28,247)	—
Amortization of broadcast rights	—	13,014	3,160	—	—	16,174
Amortization of intangible assets	—	15,279	4,030	—	—	19,309
Depreciation	—	12,564	2,470	—	(11)	15,023
Gain on asset exchange	—	(1,218)	(317)	—	—	(1,535)
Loss (gain) on asset disposal, net	—	(141)	4	—	—	(137)

Total operating expenses	(105)	174,995	20,765	—	(28,258)	167,397

Income from operations	105	21,141	6,592	—	11	27,849
Interest expense, including amortization of debt financing costs	—	(21,957)	(9,310)	(10,011)	—	(41,278)
Equity in loss of subsidiaries	(13,863)	—	—	(3,852)	17,715	—
Other income, net	—	325	61	—	—	386

Loss before income taxes	(13,758)	(491)	(2,657)	(13,863)	17,726	(13,043)
Income tax expense	—	(3,361)	(764)	—	—	(4,125)

Net loss	$(13,758)	$(3,852)	$(3,421)	$(13,863)	$17,726	$(17,168)

Statement of Cash flows

For the Nine Months Ended September 30, 2008

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$—	$(16,219)	$4,765	$52,180	$—	$40,726

Cash flows from investing activities:
Additions to property and equipment, net	—	(12,888)	(5,231)	—	—	(18,119)
Acquisition of broadcast properties and related transaction costs	—	—	(7,923)	—	—	(7,923)
Other investing activities	—	—	494	—	—	494

Net cash used for investing activities	—	(12,888)	(12,660)	—	—	(25,548)

Cash flows from financing activities:
Repayment of long-term debt	—	(51,319)	(1,295)	(52,180)	—	(104,794)
Proceeds from revolver draws	—	50,000	—	—	—	50,000
Proceeds from senior subordinated PIK Notes	—	35,000	—	—	—	35,000
Other financing activities	—	38	—	—	—	38

Net cash provided by (used for) financing activities	—	33,719	(1,295)	(52,180)	—	(19,756)

Net increase (decrease) in cash and cash equivalents	—	4,612	(9,190)	—	—	(4,578)
Cash and cash equivalents at beginning of period	—	6,310	9,916	—	—	16,226

Cash and cash equivalents at end of period	$—	$10,922	$726	$—	$—	$11,648

Statement of Cash flows

For the Nine Months Ended September 30, 2007

(in thousands)

	Nexstar	Nexstar Broadcasting	Mission	Non-Guarantor Subsidiary	Eliminations	Consolidated Company
Cash flows provided by (used for) operating activities	$(56)	$18,006	$2,038	$—	$—	$19,988

Cash flows from investing activities:
Additions to property and equipment, net	—	(12,227)	(1,409)	—	—	(13,636)
Other investing activities	—	316	(380)	—	—	(64)

Net cash used for investing activities	—	(11,911)	(1,789)	—	—	(13,700)

Cash flows from financing activities:
Repayment of long-term debt	—	(10,319)	(1,295)	—	—	(11,614)
Other financing activities	56	—	—	—	—	56

Net cash provided by (used for) financing activities	56	(10,319)	(1,295)	—	—	(11,558)

Net decrease in cash and cash equivalents	—	(4,224)	(1,046)	—	—	(5,270)
Cash and cash equivalents at beginning of period	—	7,602	3,577	—	—	11,179

Cash and cash equivalents at end of period	$—	$3,378	$2,531	$—	$—	$5,909

19. Subsequent Events

On October 7, 2008, Nexstar Broadcasting Group, Inc. announced that it entered into a definitive agreement to acquire the assets of KWBF, the MyNetworkTV affiliate serving the Little Rock, Arkansas market for $4.0 million from Equity Broadcasting Corp. The transaction, which is subject to FCC approval and other customary conditions, is expected to close in the first half of 2009.

As of January 1, 2009, KBTV in Beaumont, Texas will become a FOX affiliate. KBTV’s current NBC network affiliation expires on December 31, 2008. Amortization of the remaining value of the NBC affiliation agreement ($2.9 million) will be accelerated to coincide with the affiliation expiration.